Exhibit 5(b)

                          INVESTMENT SERVICES AGREEMENT

                      LTCB-MAS Investment Management, Inc.
                          One Tower Bridge, Suite 1000
                           West Conshohocken, PA 19428


                                                  January 3, 1996

Miller Anderson & Sherrerd, LLP
One Tower Bridge, Suite 1150
West Conshohocken, PA  19428

Ladies and Gentlement:

               This will confirm the agreement between the undersigned ("LTCB-MAS") and Miller Anderson & Sherrerd, LLP (or any successor-in-interest (by merger or otherwise) thereto or transferee thereof that does not involve an "assignment" within the meaning of the Investment Company Act of 1940, as amended (the "1940 Act"), and that is a limited partnership or other entity wholly owned, directly or indirectly, by Morgan Stanly Asset Management Holdings, Inc. and/or its affiliates (Miller Anderson & Sherrard, LLP or such successor-in-interst or transferee being referred to herein as the "Sub-adviser") as follows:

               1. LTCB-MAS has been employed by Minerva Fund, Inc. (the "Fund")to provide investment services to the Fund pursuant to an investment management agreement dated January 3, 1996 (the "Investment Management Agreement"). The Fund is an open-end investment company that consists of the separate investment portfolios set forth on Schedule A hereto, as amended from time to time (the "Portfolios"). The Fund invests and reinvests the assets of each Portfolio in the manner and in accordance with the investment objective and limitations of each Portfolio specified in the Fund's Articles of Incorporation (the "Articles"), and the currently effective prospectus, including the documents incorporated by reference therein (the "Prospectus"), relating to the Fund and each Portfolio, included in the Fund's Registration Statement, as amended from time to time (the "Registration Statement"), filed under the 1940 Act and the Securities Act of 1933, as amended. Copies of the documents referred to in the preceding sentence have been furnished to the Sub-adviser. Any

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amendments to these documents shall be furnished to the Sub-adviser promptly.

               2. For good and valuable consideration, LTCB-MAS hereby employs the Sub-adviser, acting in collaboration with and under the supervision of LTCB-MAS, to (a) be responsible for selecting investments for each Portfolio in conformity with the stated investment objective and policies of such Portfolio,
(b) advise and consult with LTCB-MAS regarding each Portfolio's overall investment strategy, and (c) consult with LTCB-MAS on at least a weekly basis regarding specific decisions concerning the purchase, sale or retention of particular securities on behlaf of each Portfolio.

               3. The Sub-adviser shall provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services to be performed hereunder on the terms provided herein. The Sub-adviser shall not be responsible for the expenses of the Fund or LTCB-MAS.

               4. The Sub-adviser, acting in collaboration with and under the supervision of LTCB-MAS, shall make investments and shall place purchase and sale orders for the account of each Portfolio in accordance with the investment objective and limitations of each Portfolio set forth in the Articles, the Prospectus, the 1940 Act, the provisions of the Internal Revenue Code relating to regulated investment companies, other applicable laws and regulations, and policy decisions adopted by the Fund's Board of Directors from time to time and communicated to the Sub-adviser in writing. The Sub-adviser shall advise LTCB-MAS and, through LTCB-MAS, the Fund's officers and Board of Directors, at such times as the Fund's Board of Directors may specify, of investments made for the account of each Portfolio and shall, when requested by LTCB-MAS or the Fund's officers or Board of Directors, supply the reasons for making such investments.

               5. In consideration of the Sub-adviser's undertaking to render the services described in this agreement, LTCB-MAS agrees that the Sub-adviser's undertaking to render the services described in this agreement, LTCB-MAS agrees that the Sub-adviser shall not be liable under this agreement for any error of judgment or mistake of law or for any loss suffered by LTCB-MAS or the Fund in connection with the performance of this agreement, provided that nothing in this agreement shal be deemed to protect or purport to protect the Sub-adviser against any liability to LTCB-MAS or the Fund to which the Sub-adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties under this agreement or by reason of its reckless disregard of its obligations and duties hereunder.

               6. The Sub-adviser shall receive no fee for the services it provides pursuant to this agreement.

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               7. The Sub-adviser is authorized to select the brokers or dealers that will execute the purchases and sales of securities for each of the Fund's Portfolios and is directed to use its best efforts to obtain the best available price and most favorable execution, except as prescribed herein. Subject to policies established by the Board of Directors of the Fund, the Sub-adviser may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if the Sub-adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Sub-adviser under this agreeement. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this agreement or otherwise. The Sub-adviser will promptly communicate to LTCB-MAS and the officers and Directors of the Fund such information relating to portfolio transactions as they may reasonably request.

               8. The Sub-adviser will notify LTCB-MAS of any change or pending change in its direct or indirect ownership or in its organizational structure within a reasonable period of time after learning of such change or pending change.

               9. This agreement shall continue in effect for an initial period of two years from the date hereof and thereafter with respect to each Portfolio for successive annual periods, provided that such continuance is specifically approved at least annually (a) by the vote of a majority of the Portfolio's outstanding voting securities (as defined in the 1940 Act) or by the Fund's Board of Directors and (b) by the vote, cast in person at a meeting called for such purpose, of a majority of the Fund's directors who are not parties to this agreement or "interested persons" (as defined in the 1940 Act) of any such party. This agreement may be terminated by any Portfolio without penalty, at any time,(1) either by a vote of the Board of Directors or by vote of the outstanding voting securities of that Portfolio on sixty (60) days' written notice, (2) by LTCB-MAS upon ninety (90) days' notice to the Sub-adviser and the Fund, or (iii) by the Sub-Adviser upon ninety (90) days' notice to LTCB-MAS and the Fund. This agreement may remain in effect with respect to a Portfolio even if it has been terminated in accordance with this paragraph with respect to the other Portfolio of the Fund. This agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act).

               10. Except to the extent necessary to perform the Sub-adviser's obligations under this agreement, nothing herein shall be deemed to limit or restrict the right of the Sub-adviser, or any affiliate of the Sub-adviser, or any employee of the Sub-adviser, to engage in any other business or to devote time and attention to the management or other aspects of any other

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business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

               11. This agreement shall be governed by the laws of the State of New York.

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               If the foregoing correctly sets forth the agreement between
LTCB-MAS and the Sub-adviser, please so indicate by signing and returning to LTCB-MAS the enclosed copy hereof.

                                            Very truly yours,

                                            LTCB-MAS INVESTMENT MANAGEMENT, INC.


                                            By: /s/ Herbert Evert
                                                -------------------------------
                                                Title:  President

ACCEPTED:

MILLER ANDERSON & SHERRERD

By:  /s/ Thomas
    ---------------------------------
     Title:  Partner



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                                   SCHEDULE A
                                  ------------
Equity Portfolio